Exhibit 99.1

NEWS RELEASE 12-018	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&L / 713-529-6600

HORNBECK OFFSHORE COMPLETES EXCHANGE OFFER

FOR $375,000,000 OF 5.875% SENIOR NOTES DUE 2020

August 28, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has successfully completed its offer to exchange $375,000,000 aggregate principal amount of its outstanding 5.875% Series A Senior Notes due 2020 (CUSIPs 440543 AJ 5 and U44070 AD 9) (collectively, the “Old Notes”), which were issued in a private placement and sold in accordance with Rule 144A or Regulation S under the Securities Act of 1933 (the “Act”), for an equal aggregate principal amount of its 5.875% Series B Senior Notes due 2017 (CUSIP 440543 AL 0) (the “New Notes”). The issuance of the New Notes was registered under the Act.

At the scheduled expiration time of 5:00 p.m., New York City time on August 27, 2012, $375,000,000 of aggregate principal amount, or 100%, of the Old Notes were tendered and accepted for exchange for New Notes by Hornbeck Offshore.

The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes issued in March 2012. The primary difference is that the issuance of the New Notes has been registered under the Act and, therefore, the New Notes will be freely tradable by persons who are not affiliated with Hornbeck Offshore and will not contain terms relating to registration rights. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

The exchange agent for the exchange offer was Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, Sixth & Marquette Avenue, Minneapolis, Minnesota 55479, 1-800-344-5128.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

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